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EPOCH HOLDING CORPORATION

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EPOCH HOLDING CORPORATION
640 Fifth Avenue, 18th Floor
New York, New York 10019
(212) 303-7200

October 28, 2008

Dear Stockholders:

We are pleased to report that our fiscal year ended June 30, 2008 was a successful one. Assets under management (“AUM”) increased approximately 11%, from $6.0 billion to over $6.6 billion. The increase in AUM was due to net inflows from both new and existing clients, which offset declining markets. Similarly, revenues rose slightly over 41%, from $23.9 million to $33.8 million. Additionally, we generated over $9.7 million in free cash flow. We continued to expand the client base, including the addition of several notable institutional and subadvisory mandates.

For almost all investment services, investment returns for the one and three year periods ended June 30, 2008, particularly on a risk-adjusted basis, met or exceeded expectations. Our negative view on the housing and financial sectors, held since 2006, helped performance considerably.

The firm initiated a cash dividend at the annual rate of $0.10 per share in the second quarter of fiscal 2008. This rate was increased 20% in the first quarter of fiscal 2009 to the annual rate of $0.12 per share. A share buyback of 250,000 shares was initiated at the same time.

Overall, this fiscal year was successful in the ways that matter to an investment firm and its stockholders — performance for clients, growth in assets under management, and improvement in profitability measures.

As you know, the global economic and financial market environment has changed dramatically since the end of our fiscal year. A global recession has begun and it has been compounded by serious stress within the global banking system. The firm has not been immune to this decline in equity values and, as a result, our assets under management declined to $6.1 billion at the end of September.

As a result of our strong balance sheet — no debt and over $35 million, or approximately $1.60 per share, in cash — we anticipate an ability to continue building our franchise. In addition to our balance sheet, we are well positioned for the future as a result of our proven investment philosophy and above average risk-adjusted performance.

Our ultimate objective is the creation of a global asset management firm by accomplished and experienced professionals that combines in-house research and insight with a dedication to serving the informed investor. We continue to seek value creation opportunities for clients, employees, and shareholders.

Sincerely,

Allan R. Tessler Chairman	William W. Priest Chairman of the Board Chief Executive Officer